Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VIVEON HEALTH ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MARCH, A.D. 2024, AT 9:12 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3401369 8100
SR# 20241201189

Authentication: 203132052
Date: 03-28-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:12 AM 03/28/2024
FILED 09:12 AM 03/28/2024
SR 20241201189 - File Number 3401369

**FOURTH AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIVEON HEALTH ACQUISITION CORP.**

**Pursuant to Section 242 of the
Delaware General Corporation Law**

The undersigned, being a duly authorized officer of VIVEON HEALTH ACQUISITION CORP., (the "**Corporation**"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is VIVEON HEALTH ACQUISITION CORP.

2. The Corporation's Certificate of Incorporation was originally filed in the office of the Secretary of State of the State of Delaware on August 7, 2020, and was amended and restated on December 22, 2020 (the "**Amended and Restated Certificate of Incorporation**"). Certificates of Amendment to the Amended and Restated Certificate of Incorporation were subsequently filed on each of March 23, 2022, December 23, 2022 and June 27, 2023.

3. This Fourth Amendment further amends the current Amended and Restated Certificate of Incorporation of the Corporation. as amended.

4. This Fourth Amendment was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Corporation's current Amended and Restated Certificate of Incorporation, as amended, and the provisions of Sections 242 the General Corporation Law of the State of Delaware ("**DGCL**").

5. The text of Article FIFTH, subsection E of the Corporation's current Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated to read in full as follows:

   "E. The Corporation shall, in its sole discretion, upon one calendar day advance notice prior to the applicable monthly deadline, extend the date by which the Corporation must consummate an initial business combination up to six times, each such extension for an additional one month period, until September 30, 2024 (the "**Fourth Extended Date**"), upon one calendar day advance notice to Continental Stock Transfer & Trust Company, prior to the applicable monthly deadline, unless the closing of the proposed Business Combination with Clearday, Inc., or any potential alternative initial business combination shall have occurred prior to the Fourth Extended Date. In the event that the Corporation does not consummate a Business Combination by the Fourth Extended Date, the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders' rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation's then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation's net assets to its remaining stockholders, as part of the Corporation's plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to the Trust Fund plus any interest earned on the funds held in the Trust Fund and not previously released to the Corporation and not necessary to pay its taxes divided by the total number of IPO Shares then outstanding."

6. The text of Article FIFTH, subsection H of the Corporation's current Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated to read in full as follows:

"H. If any amendment is made to this Article Fifth that would modify the substance or timing of the Corporation's obligation to provide for the conversion of the IPO Shares in connection with an initial Business Combination or to redeem 100% of the IPO Shares if the Corporation has not consummated an initial Business Combination by the Fourth Extended Date, or with respect to any other provision in this Article Fifth, the holders of IPO Shares shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at the per-share price specified in paragraph C."

IN WITNESS WHEREOF, I have signed this Fourth Amendment to the Corporation's current Amended and Restated Certificate of Incorporation, as amended, on this 28th day of March, 2024.

By:
Name: Jagi Gill
Title: Chief Executive Officer

238500465.2
235874-10002